EXHIBIT 99.1

                      FOR IMMEDIATE RELEASE


Contact:    Bill Nordstrom
            Chief Financial Officer
            Newriders, Inc.
            714-718-4630

                NEWRIDERS COMMENTS ON STOCK PRICE
                ---------------------------------

      Newport Beach, Calif., July 31, 1998 - In response to inquiries from shareholders and other interested parties, officials at Newriders, Inc. (OTC
BB: NWRD) say they know of no reason for the recent weakness in the Company's stock price. The stock has dropped from $2.00 to just over $1.00 over the last several weeks. The Company is proceeding toward the completion of its merger transactions with Paisano Publications, Inc. and its affiliated companies, and the El Paso Bar-B-Que chain of restaurants. These transactions are subject to approval by the stockholders of Newriders. Bill Prather, CEO of Newriders, said, "We met with our senior lender this week, and they gave us every indication that they wanted to proceed to closing as soon as possible. We fully expect to close the financing and merger transactions by the end of September or sooner."

      A Proxy/Registration Statement on Form S-4 (the "S-4") relating to the above-described transactions has been filed with the Securities and Exchange Commission, but has not yet become effective. Such transactions are described in detail in the S-4 and the statements made herein are qualified in their entirety by reference to the S-4. The S-4 will be forwarded to the stockholders of Newriders after the Securities and Exchange Commission has completed the review of the S-4. (This press release shall not constitute a solicitation with respect to the shares of Newriders nor shall it constitute an offer to sell or the solicitation of an offer to buy shares of Newriders of any of its affiliates.)

      This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein.